Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated March 16, 2020 with respect to the Ordinary Shares, nominal value €0.025 per share, of Criteo S.A., a corporation organized under the laws of France, and the American Depository Shares of Criteo S.A., each of which represents one Ordinary Share, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: March 16, 2020

Okumus Opportunistic Value Fund, Ltd.

By:	/s/ Ahmet H. Okumus
	Name:	Ahmet H. Okumus
	Title:	Director

Okumus Fund Management Ltd.

By:	/s/ Ahmet H. Okumus
	Name:	Ahmet H. Okumus
	Title:	President

/s/ Ahmet H. Okumus
Ahmet H. Okumus